CHIEF COMPLIANCE OFFICER AGREEMENT

    THIS CHIEF COMPLIANCE OFFICER AGREEMENT (the “Agreement”) is dated as of this, May 24, 2022, by and between U.S. Bancorp Fund Services, LLC, doing business as U.S. Bank Global Fund Services (“Service Provider”'), ETF Series Solutions (the “Trust”), and Cynthia Andrae (“Compliance Officer”).

RECITALS

WHEREAS, the Trust is registered with the United States Securities and Exchange Commission ("SEC") as an open-end investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

WHEREAS, the SEC has issued regulations, including Rule 38a-1 (the "Rule") promulgated under the 1940 Act, requiring investment companies such as the Trust to designate an individual in accordance with the Rule to be responsible for administering written policies and procedures that are designed to prevent violation of federal securities laws by the Trust and its series (each, a “Fund”, and collectively, the “Funds”); and

    WHEREAS, the Trust currently delegates various management and administrative functions of the Trust to the Service Provider, and the Compliance Officer is currently employed by the Service Provider; and

    WHEREAS, the Trust desires to designate the Compliance Officer as the individual responsible for administering the Trust’s policies and procedures under the Rule, and the Compliance Officer desires to be designated as such individual, on the terms and conditions set forth herein; and

WHEREAS, the parties believe it is in their best interests to make provision for certain aspects of their relationship during and after the period in which the Compliance Officer acts on behalf of the Trust under this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants contained herein, the Service Provider, the Trust, and the Compliance Officer (collectively, the “Parties”) agree as follows:

ARTICLE I
DESIGNATION AS CHIEF COMPLIANCE OFFICER

1.1.Appointment and Term. The Trust designates and appoints the Compliance Officer to perform the duties specified in Section 1.2, below, and Compliance Officer accepts the designation and appointment of the Trust, for an indefinite period commencing on the date specified above, subject to termination as set forth in Article III, below.

1.2.Position and Duties Respecting the Trust. The Compliance Officer shall be designated and appointed by the Board of Trustees of the Trust (“Trust Board”), including a majority of the Board members who are not “interested persons” of the Trust, as defined under the 1940 Act, to the positions of Chief Compliance Officer and Anti-Money Laundering Officer of the Trust, and will be covered by the Trust’s directors and officers liability insurance policy (“D&O Policy”) and the Trust’s indemnification provisions for acts or omissions arising during the Compliance Officer’s tenure as Chief Compliance Officer and Anti-Money Laundering Officer of the Trust. With respect to the duties and responsibilities specified by the Rule respecting chief compliance officers, the Compliance Officer shall be subject to the authority of, and shall report to, the Trust Board. The Compliance Officer’s duties and responsibilities to the Trust shall include all those specified in Exhibit A to this Agreement and such other duties and responsibilities as may be mutually agreed upon by the parties, or as reasonably requested by the Trust Board.

1.3.Service Provider Employment. The Trust and the Compliance Officer understand and agree that the Compliance Officer will remain an employee of the Service Provider for all purposes (including, but not limited to, compensation, state and federal income tax withholding, state and federal unemployment tax and withholding, workers’ compensation, employee benefits and other terms and conditions of employment) pursuant to the terms and conditions established by the Service Provider from time to time and that the Compliance Officer will not be entitled to receive any compensation or benefits directly from the Trust; provided, however, that the Compliance Officer shall be covered by the Trust’s D&O Policy for acts or omissions arising during the Compliance Officer’s tenure. The Compliance Officer agrees that the Service Provider will provide the Trust, on at least an annual basis, with information respecting the Compliance Officer’s compensation and other terms and conditions of the Compliance Officer’s employment with the Service Provider as they exist from time to time. The Trust acknowledges that, prior to the Initial Term of this Agreement, it has been informed by the Service Provider of the Compliance Officer’s compensation from the Service Provider and represents that the Compliance Officer’s compensation has been approved by the Trust Board, including a majority of the Board members who are not “interested persons” of the Trust, as defined under the 1940 Act (after review of such relevant information as the Trust Board required of the Service Provider). Subject to the provisions of Article III, below, nothing in this Agreement shall be construed to limit the right of the Compliance Officer or the Service Provider to terminate their employment relationship at any time with or without notice or reason.

1.4.Standard of Care. The Compliance Officer shall carry out his duties under this Agreement in a reasonably careful, prudent and competent manner. Service Provider shall be under no duty to take any action except as specifically set forth herein or as may be specifically agreed to by Service Provider in writing. Service Provider shall use its best judgment and efforts in rendering the services described in this Agreement.

1.5.Undue influence prohibited. No Trustee, officer, or employee of the Trust or the Service Provider, or any person acting under such person's direction may directly or indirectly take any action to coerce, manipulate, mislead, or fraudulently influence the Compliance Officer in the performance of the Compliance Officer’s duties.

ARTICLE II
COMPENSATION

2.1Service Provider Fee. The Trust, on behalf of each Fund, has separately entered into contracts ("Fund Service Provider Contracts") which contain a provision for the amount of compensation that each Fund will pay to the Service Provider for services associated with the duties and responsibilities of the Compliance Officer. The Service Provider invoices each Fund or its designated paying agent on a monthly basis for one-twelfth of the amount of the fee applicable to each Fund.

2.2Expenses. Pursuant to the Fund Service Provider Contracts each Fund or its designated paying agent will reimburse the Service Provider for all reasonable and necessary expenses incurred by the Compliance Officer in the course of the performance of the Compliance Officer’s duties and responsibilities pursuant to this Agreement, such as travel expenses, overnight courier, postage, long distance telephone and photocopying, but not the services of other professionals such as lawyers and accountants. The Service Provider or Compliance Officer will invoice or provide documentation supporting expenses to the Trust or each Fund or its designated paying agent for the cost of such expenses pursuant to the Fund Service Provider Contracts.

ARTICLE III
TERMINATION

3.1    Termination Rights.

(a)Termination by the Trust. The Trust Board (which must include a majority of the Trust Board’s Trustees who are not “interested persons” of the Trust, as such term is defined in the 1940 Act) may terminate the Compliance Officer’s designation and appointment as the Trust’s Chief Compliance Officer or Anti-Money Laundering Officer at any time and for any reason in accordance with the Rule. The Parties understand and agree that only the Trust Board (and not the Service Provider) may terminate the Compliance Officer’s designation and appointment as Chief Compliance Officer and Anti-Money Laundering Officer under this Section.

In addition, the Board may terminate all of the Trust’s obligations under this Agreement at any time.
(b)Termination Due to Separation of Compliance Officer’s Employment with the Service Provider. The Parties’ obligations under this Agreement terminate upon the end, for whatever reason, of the Compliance Officer’s employment with the Service Provider. The Compliance Officer understands, acknowledges and agrees that upon the end, for whatever reason, of his employment with the Service Provider, the Service Provider will provide the Trust with notice of the separation of the Compliance Officer’s employment, the reasons for such separation and any other information that the Trust may require regarding such separation.

ARTICLE IV
GENERAL PROVISIONS

4.1Notices. Unless otherwise specified in this Agreement, any and all notices, consents, documents or communications provided for in this Agreement shall be given in writing and shall be personally delivered, mailed by registered or certified mail (return receipt requested) or sent by courier, confirmed by receipt, and addressed as follows (or to such other address as the addressed party may have substituted by notice pursuant to this Section 4.1):

(a)    If to the Service Provider:

U.S. Bancorp Fund Services, LLC
615 East Michigan Street
Milwaukee, WI 53202
Attn: Anita Zagrodnik

(b)    If to the Trust:

ETF Series Solutions
c/o U.S. Bancorp Fund Services. LLC
615 East Michigan Street
Milwaukee, WI 53202
Attn: Isabella Zoller

(c)    If to the Compliance Officer:

Cynthia Andrae
c/o U.S. Bancorp Fund Services. LLC
622 N. Cass Street
Milwaukee, WI 53202

Unless otherwise specified in this Agreement, such notice, consent, document or communication shall be deemed given upon personal delivery or receipt at the address of the party stated above or at any other address specified by such party to the other party in writing, except that if delivery is refused or cannot be made for any reason, then such notice shall be deemed given on the third day after it is sent.

4.2Entire Agreement. This Agreement contains the entire understanding and the full and complete agreement of the Parties and supersedes and replaces any prior understandings and agreements among the Parties, with respect to the subject matter hereof.

4.3Injunctive Relief. The Parties agree that damages will be an inadequate remedy for breaches of this Agreement and in addition to damages and any other available relief, a court shall be empowered to grant injunctive relief.

4.4Headings. The headings of sections and paragraphs of this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any of its provisions.

4.5Consideration. Execution of this Agreement is a condition of the Compliance Officer’s designation and appointment as Chief Compliance Officer, Anti-Money Officer and Vice President with the Trust and such designation and appointment constitutes the consideration for the Compliance Officer’s undertakings hereunder.

4.6Amendment. This Agreement may be altered, amended or modified only in a writing, signed by all of the Parties hereto.

4.7Assignability. This Agreement and the rights and duties set forth herein may not be assigned by the Compliance Officer, but may be assigned by the Service Provider and/or the Trust, in whole or in part. This Agreement shall be binding on and inure to the benefit of each party and such party’s respective heirs, legal representatives, successors and assigns.

4.8Severability. If any court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then such invalidity or unenforceability shall have no effect on the other provisions hereof, which shall remain valid, binding and enforceable and in full force and effect, and such invalid or unenforceable provision shall be construed in a manner so as to give the maximum valid and enforceable effect to the intent of the parties expressed therein. Nothing in this provision shall contemplate any blue-penciling prohibited under Wis. Stat. § 103.465.

4.9Waiver of Breach. The waiver by any party of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party.

4.10Governing Law; Construction. This Agreement shall be governed by the internal laws of the State of Wisconsin, without regard to any rules of construction concerning the draftsman hereof and the Parties consent to the exclusive jurisdiction of, and agree to bring any claim or dispute relating to this Agreement in, the state or federal courts of Wisconsin.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year written above.

U.S. BANCORP FUND SERVICES, LLC:

______/s/ Anita Zagrodnik ___________
By:    Anita Zagrodnik
    Senior Vice President

ETF SERIES SOLUTIONS:

______/s/ Isabella Zoller _____________
By:    Isabella Zoller
    Secretary

COMPLIANCE OFFICER:

/s/ Cynthia Andrae ________________
Cynthia Andrae

EXHIBIT A

The Compliance Officer’s duties and responsibilities to the Trust under this Agreement shall be as follows:

•To report directly to the Board.

•To administer the Trust’s compliance program and its written policies and procedures approved by the Trust Board in accordance with the Rule.

•To report directly to the Trust Board on a regular basis, and at least annually, to provide the Trust Board with a written report on the operation of the Trust’s policies and procedures and those of its service providers. The report must address at a minimum: (1) the operation of the policies and procedures of the Trust and each service provider since the last report, (2) any material changes to the policies and procedures since the last report, (3) any recommendations for material changes to the policies and procedures as a result of the annual review (the report should discuss the Trust’s particular compliance risks and any changes that were made to the policies and procedures to address newly identified risks), and (4) any material compliance matters since the date of the last report. Material compliance issues must, however, be brought to the Trust Board’s attention promptly, and therefore cannot be delayed until an annual report.

•To meet in executive session with the independent trustees on the Trust Board at least once per year, without anyone else (such as management or interested trustees) present (other than independent counsel to the independent trustees).

•To confirm that the Trust complies with the recordkeeping requirements of the Rule.

•Such other duties and responsibilities as may be mutually agreed upon by the parties, or as reasonably requested by the Trust Board.